Exhibit 99.1

The St. Paul Travelers Companies 385 Washington Street St. Paul, MN 55102-1398 www.stpaultravelers.com

St. Paul Travelers Reports Third Quarter 2004 Net Income of

$340 million Compared to $426 million in the 2003 Quarter

Excluding Catastrophe Losses of $402 million, Net Income for Third Quarter 2004 was $742 million

SAINT PAUL, Minn. (October 27, 2004)

The St. Paul Travelers Companies, Inc. (“St. Paul Travelers” or the “Company”, NYSE: STA) today reported net income of $340 million for the third quarter ended September 30, 2004, or $0.51 per basic share and $0.50 per diluted share, compared to $426 million, or $0.98 per basic and diluted share, in the prior year quarter.  Net income for the current quarter included $402 million of after-tax catastrophe losses, compared to $83 million of after-tax catastrophe losses in the prior year quarter.

The Company reported operating income of $372 million for the current quarter, or $0.56 per basic share and $0.54 per diluted share, compared to $442 million, or $1.02 per basic share and $1.01 per diluted share, in the prior year quarter.  Excluding catastrophe losses, operating income for the current quarter was $774 million, or $1.16 per basic share and $1.12 per diluted share, compared to $525 million, or $1.21 per basic and $1.20 per diluted share, in the prior year quarter.  Operating income excludes net realized investment gains (losses).

St. Paul Travelers was formed from the merger of Travelers Property Casualty Corp. (Travelers) and The St. Paul Companies, Inc. (St. Paul) on April 1, 2004.  All results presented for periods prior to the second quarter of 2004 reflect only the results of Travelers.

Highlights for the Current Quarter

•                  Return on equity of 6.7 percent, which was negatively impacted by 7.8 points from catastrophe losses.

•                  Net written premiums of $5.050 billion, up 50 percent from the prior year quarter and down 5 percent on a pro forma combined basis from the prior year quarter.

•                  GAAP combined ratio of 103.8 percent, which included 11.6 points for catastrophe losses.

•                  Continued strong growth in the Personal segment with net written premiums up 16 percent and operating income up 44 percent from the prior year quarter, despite an increase of $32 million after-tax for catastrophe losses between the two periods.

•                  Investment income of $514 million, up 5 percent, and average invested assets of $62 billion, up 3 percent, from the second quarter 2004.

•                  Favorable decision in ACandS asbestos litigation in which the U.S. District Court for the Eastern District of Pennsylvania denied ACandS’s motion to vacate the previously announced arbitration award granted to Travelers and dismissed a related pending lawsuit by ACandS against Travelers asserting that each asbestos bodily injury claim is subject to a separate occurrence limit (appeal pending).  The impact of these rulings will be considered along with other information in the Company's annual review of asbestos reserves, which will be completed in the fourth quarter of 2004.

Jay Fishman, President and Chief Executive Officer of St. Paul Travelers, said, “While we are satisfied with the current operating results of our business, achieving operating income of $774 million excluding catastrophe losses, our top line in Commercial is behind prior year levels.  We have analyzed our business flow by market, product, region and agent.  Our results demonstrate that we are maintaining our existing business at historically strong levels and at attractive margins.  However, the new business we are currently writing is less than the prior year combined level.  We believe this is principally due to the increasingly competitive marketplace for new business, the impact of new business premiums from 2003 renewal rights transactions and our agents continuing to adjust their new business levels with us as we integrate to a common underwriting platform.

“Our Personal segment operations continue to show strong top and bottom line growth as we move forward with our pricing segmentation initiatives.  Within Specialty, we are continuing to grow in areas such as Technology, Public Sector and Ocean Marine and are being more selective in areas that are not meeting our return hurdles, such as Construction and personal lines at Lloyd’s.”

Consolidated Third Quarter Highlights

($ in millions except for per share amounts. After-tax except for premiums)	Three Months Ended September 30				Nine Months Ended September 30
	2004	2003	Change		2004	2003	Change
Net written premiums	$5,050	$3,376	50%		$13,782	$9,812	40%
Net earned premiums	5,269	3,149	67		13,762	9,228	49
Underwriting gain (loss)	(155)	105	(248)		(784)	182	(531)
Net investment income	514	347	48		1,458	1,036	41
Operating income	372	442	(16)		676	1,212	(44)
Net income	340	426	(20)		652	1,207	(46)
Book value per share	$30.91	$26.35	17		$30.91	$26.35	17
Adjusted book value per share	$29.63	$23.91	24		$29.63	$23.91	24
GAAP combined ratio	103.8%	94.7%	9.1	pts	108.0%	96.4%	11.6	pts
Return on equity	6.7%	15.0%	(8.3)	pts	4.9%	14.8%	(9.9)	pts
Operating return on equity	7.5%	17.3%	(9.8)	pts	5.3%	16.3%	(11.0)	pts

Note: Results prior to the second quarter 2004 reflect only the results of Travelers

Please see Glossary of Financial Measures on page 7 for definitions and the statistical supplement for additional financial data

Net written premiums increased 50 percent to $5.050 billion from the prior year quarter.  The increase was due to the inclusion of St. Paul’s net written premiums in the current quarter.  Net written premiums decreased 5 percent from the prior year quarter on a pro forma combined basis primarily due to lower new business in the Company’s Commercial and Specialty segments and the planned non-renewal of certain commercial property and construction risks and a personal lines creditor insurance facility underwritten at Lloyd’s.

The underwriting component of operating income, or underwriting gain (loss), decreased from a gain of $105 million after-tax ($135 million pre-tax) in the prior year quarter, which did not include the results of St. Paul, to a loss of $155 million after-tax ($240 million pre-tax) in the current year quarter.  The decrease was primarily due to after-tax charges of $402 million ($612 million pre-tax) for catastrophe losses and $51 million ($78 million pre-tax) for prior year reserve development for the current quarter compared to an after-tax charge of $83 million ($128 million pre-tax) for catastrophe losses and an after-tax benefit of $9 million ($14 million pre-tax) for favorable prior year reserve development in the prior year quarter.  The current quarter catastrophe losses were primarily related to Hurricanes Charley, Frances, Ivan and Jeanne, which made landfall in the southeast United States during the quarter.  The prior year quarter catastrophe losses were primarily related to Hurricane Isabel.

Net investment income was $514 million after-tax ($667 million pre-tax), compared to $347 million after-tax ($458 million pre-tax) in the prior year quarter.  The increase primarily resulted from the inclusion of St. Paul’s investment results in the current quarter.  In addition, increased net investment income resulting from strong operating cash flows was partially offset by lower average yields on fixed income securities and lower returns on alternative investments.

The GAAP combined ratio of 103.8 percent increased by 9.1 points from the prior year quarter primarily due to the effect of higher catastrophe losses.  The consolidated GAAP combined ratio included the impact of 11.6 points for catastrophe losses in the current quarter as compared to 4.1 points in the prior year quarter.

Year-to-Date Consolidated Results

For the first nine months of 2004, St. Paul Travelers reported net income of $652 million, or $1.10 per basic share and $1.09 per diluted share, compared to $1.207 billion, or $2.78 per basic share and $2.76 per diluted share, in the prior year period.  Operating income for the first nine months was $676 million, or $1.14 per basic share and $1.13 per diluted share, compared to $1.212 billion, or $2.79 per basic share and $2.78 per diluted share, in the prior year period.  Net income and operating income in the current period included after-tax charges of $1.012 billion for prior year reserve development, $431 million for catastrophe losses and $26 million for merger related restructuring costs, compared to $106 million for prior year reserve development, $199 million for catastrophe losses and no restructuring costs in the prior year period.

Business Segments

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter of 2004: Commercial, Specialty, Personal and Asset Management.  Historical results have been restated to reflect the new segments.

Commercial Segment Financial Results

For the third quarter of 2004, the Commercial segment reported operating income of $260 million, compared to $328 million in the prior year quarter, which did not include the results of St. Paul.  The impact of catastrophe losses in the current quarter was $184 million after-tax ($284 million pre-tax), compared to $23 million after-tax ($35 million pre-tax) in the prior year quarter.  Also impacting the current quarter operating income was a net after-tax charge of $34 million ($50 million pre-tax) for prior year reserve development, compared to an after-tax charge of $16 million ($24 million pre-tax) in the prior year quarter.  The Commercial GAAP combined ratio was 105.4 percent in the current quarter as compared to 93.6 percent in the prior year quarter.  Catastrophe losses for the current quarter impacted the GAAP combined ratio by 12.2 points compared to 2.2 points for the prior year quarter.

Pro forma combined net written premiums for the Commercial segment decreased by $387 million (16 percent) from the prior year quarter to $2.070 billion and by $267 million (12 percent) to $1.957 billion for core large, medium and small commercial businesses.  The decreases were due to lower new business, the impact of higher premium flow in 2003 associated with the Kemper renewal rights transaction and the planned non-renewal of certain commercial property risks.  Retention rates remained strong and consistent with prior quarters while renewal price changes continued to moderate to the low-single digit levels.

Pro forma combined net written premiums for non-core Commercial, which includes the results of Gulf and other run-off operations, decreased by $120 million (52 percent) from the prior year quarter, due to the planned non-renewal of written premiums for these businesses and $32 million of Gulf net written premiums transferred to the Financial and Professional Services line within Domestic Specialty.

Specialty Segment Financial Results

For the third quarter 2004, the Specialty segment reported operating income of $2 million compared to $51 million in the prior year quarter, which did not include the results of St. Paul.  The impact of catastrophe losses in the current quarter was $126 million after-tax ($186 million pre-tax), compared to no impact in the prior year quarter.  Also impacting the current quarter operating income was a net after-tax charge of $42 million ($65 million pre-tax) related to prior year reserve development, compared to no prior year reserve development in the prior year quarter.  The Specialty GAAP combined ratio was 110.5 percent in the current quarter as compared to 90.4 percent in the prior year quarter.  Catastrophe losses for the quarter impacted the GAAP combined ratio by 12.3 points, compared to no impact in the prior year quarter.

Pro forma combined net written premiums decreased by $103 million (7 percent) to $1.408 billion from the prior year quarter.  Pro forma combined net written premiums for Domestic Specialty decreased by $46 million (4 percent) to $1.176 billion from the prior year quarter.  The decrease was predominately due to disciplined underwriting in Construction, which resulted in a decrease of $48 million of net written premiums.  Domestic Specialty retention rates remained strong and were consistent with prior quarters, and renewal price changes continued to moderate to the mid-single digit levels.

Pro forma combined net written premiums for International Specialty, which includes operations in the United Kingdom, Ireland and Canada and business written through Lloyd’s, decreased by $57 million (20 percent) to $232 million from the prior year quarter, primarily due to the non-renewal of a personal lines creditor insurance facility underwritten at Lloyd’s.  Excluding Lloyd’s, International Specialty retention levels remained strong and renewal price changes continued to moderate to the low-single digit levels.

Personal Segment Financial Results

For the third quarter 2004, the Personal segment reported operating income of $127 million, compared to $88 million in the prior year quarter.  This increase of 44 percent was primarily due to growth in business volumes in all lines, the continued favorable rate environment and the benefit of declining current accident year non-catastrophe related property claim frequency, partially offset by increased catastrophe losses.  The current quarter results included $92 million after-tax ($142 million pre-tax) of catastrophe losses and an after-tax benefit of $25 million ($37 million pre-tax) from favorable prior year reserve development. This compares to an after-tax charge of $60 million ($92 million pre-tax) for catastrophe losses and an after-tax benefit of $25 million ($38 million pre-tax) for favorable prior year reserve development in the prior year quarter.  The Personal GAAP combined ratio was 94.0 percent in the current quarter as compared to 97.3 percent in the prior year quarter.  Catastrophe losses for the quarter impacted the GAAP combined ratio by 9.9 points compared to 7.5 points for the prior year quarter.

Third quarter net written premiums increased by $216 million (16 percent) compared to the prior year quarter due to strong organic growth, new business premiums from the Royal & SunAlliance renewal rights transaction, strong retention and continued increases in premium rates in both the Automobile and the Homeowners and Other lines of business.

Automobile net written premiums increased by 11 percent to $884 million compared to the prior year quarter.  Policies in force rose for the 14th consecutive quarter, increasing by 11 percent from the prior year quarter, while renewal price changes remained in the mid-single digits.

Homeowners and Other net written premiums increased in the current quarter by 23 percent to $688 million from the prior year quarter.  Policies in force rose for the ninth consecutive quarter, increasing by 14 percent from the prior year quarter, while renewal price changes remained in the high single digits.

Asset Management Financial Results

The Asset Management segment is comprised of the Company’s 79 percent interest in Nuveen Investments, Inc. (“Nuveen”).  Nuveen’s core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high-net-worth and institutional market segments.

Operating income for the Asset Management segment, net of minority interest, was $29 million for the current quarter. Total revenues were $132 million for the current quarter and assets under management were $106.9 billion at the end of the third quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.stpaultravelers.com.  The management of St. Paul Travelers will discuss the contents of this release via webcast at 9:00 a.m. EDT (8:00 a.m. CDT) on Thursday, October 28, 2004.  Prior to the webcast, a related slide presentation will be available on the Company’s web site. Following the live event, an audio playback of the webcast and the slide presentation will be archived at the Company’s web site.

To view the slides or to listen to the webcast or the playback, visit the “Webcasts & Presentations” section of the St. Paul Travelers investor relations web site at http://investor.stpaultravelers.com/.

About St. Paul Travelers

St. Paul Travelers is a leading provider of insurance and asset management services.  For more information, visit www.stpaultravelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income and operating income per share is net income excluding the after-tax impact of net realized investment gains (losses) and on a per share basis.

Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized gains or losses on investment securities, net of tax.

In the opinion of the Company’s management, operating income, operating income per share, and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain or loss is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.  This profit or loss calculation includes reinsurance assumed and ceded but excludes net investment income.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events. Each catastrophe has unique characteristics. Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence. In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premium. A GAAP combined ratio under 100 percent generally indicates an underwriting profit. A GAAP combined ratio over 100 percent generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Pro forma combined net written premiums reflect the addition of net written premiums of St. Paul and Travelers for periods prior to the merger. The pro forma combined net written premium amounts are not affected by purchase accounting adjustments. Net written premiums are a measure of business volume.  The pro forma information presented is not necessarily indicative of what would have occurred had the acquisition and related transactions been made on the dates indicated, or of future results of the Company.

Adjusted book value per share represents assets less liabilities excluding the after-tax impact of net unrealized gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property-casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

St. Paul Travelers has organized its businesses into the following operating and reporting segments, beginning with the second quarter 2004:

Commercial: Commercial — Core offers a broad array of property and casualty insurance and insurance-related services and is organized into the following three marketing and underwriting groups focusing on a particular client base or product grouping to provide products and services that specifically address clients’ needs: Commercial Accounts, Select Accounts and National Accounts. Commercial - Other includes policies written by Gulf, primarily management and professional liability coverages (prior to the integration of these products into Specialty in April 2004), the Special Liability Group and runoff operations.

Specialty provides dedicated underwriting, claim and risk control services that require specialized expertise, domestically and internationally.  Domestic Specialty includes Financial and Professional Services, Bond, Construction, Technology, Ocean Marine, Oil and Gas, Public Sector and Excess & Umbrella, among others.  International Specialty includes operations in the U.K, Ireland, Canada and the Company’s participation in Lloyd’s.

Personal writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Asset Management comprises Nuveen Investments, whose core businesses are asset management and related research, as well as the development, marketing and distribution of investment products and services for the affluent, high net worth and institutional market segments.  The Company holds a 79 percent interest in Nuveen Investments.

* * * * *

Prior quarter segment results have been restated from the historical presentation of Travelers to conform to the new St. Paul Travelers segment arrangement where practicable.  As a result, prior quarter Bond and Construction results were disaggregated from historical Travelers Commercial Lines segment to create a historical Specialty segment and to restate Commercial into the new format.

Invested and other assets and net investment income (NII) of historical Travelers had been specifically identified by reporting segment prior to the merger.  Beginning in the second quarter 2004, the Company developed a methodology to allocate NII and invested assets to the identified segments.  This methodology allocates pre-tax NII based upon an investable funds concept, which takes into account liabilities (net of non-invested assets) and appropriate capital considerations for each segment.  It is not practicable to apply the methodology to historical businesses and as such, actual (versus allocated) NII is included in revenues and operating income of the restated segments for periods prior to the merger.  It is also not practicable to present total assets for restated Specialty and Commercial segments for periods prior to the merger.  The Company believes that the differences, if any, are not significant to a comparison with the new segment presentation.

Forward Looking Statement

This press release may contain, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, the Company may make forward-looking statements about the Company’s results of operations, financial condition and liquidity; the sufficiency of the Company’s asbestos and other reserves; and the post-merger integration.  Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: adverse developments involving asbestos claims and related litigation; the impact of aggregate policy coverage limits for asbestos claims; the impact of bankruptcies of various asbestos producers and related businesses; the willingness of parties including the Company to settle asbestos-related litigation; the Company’s ability to fully integrate the former St. Paul and Travelers businesses in the manner or in the timeframe currently anticipated; insufficiency of, or changes in, loss and loss adjustment expense reserves; the Company’s inability to obtain prices sought due to competition or otherwise; the occurrence of catastrophic events, both natural and man-made, including terrorist acts, with a severity or frequency exceeding the Company’s expectations; exposure to, and adverse developments involving, environmental claims and related litigation; the impact of claims related to exposure to potentially harmful products or substances, including, but not limited to, lead paint, silica and other potentially harmful substances; adverse changes in loss cost trends, including inflationary pressures in medical costs and auto and building repair costs; the effects of corporate bankruptcies on surety bond claims; adverse developments in the cost, availability and/or ability to collect reinsurance; the ability of the Company’s subsidiaries to pay dividends to us; adverse developments in legal proceedings; judicial expansion of policy coverage and the impact of new theories of liability; the impact of legislative and other governmental actions, including, but not limited to, federal and state legislation related to asbestos liability reform and governmental actions regarding the compensation of brokers and agents; the performance of the Company’s investment portfolios, which could be adversely impacted by adverse developments in U.S. and global and financial markets, interest rates and rates of inflation; weakening U.S. and global economic conditions; larger than expected assessments for guaranty funds and mandatory pooling arrangements; a downgrade in the Company’s claims-paying and financial strength ratings; the loss or significant restriction on the Company’s ability to use credit scoring in the pricing and underwriting of Personal policies; and changes to the regulatory capital requirements.

The Company’s forward-looking statements speak only as of the date of this press release or as of the date they are made, and the Company undertakes no obligation to update its forward-looking statements.

Summary of Financial Information

The St. Paul Travelers Companies, Inc.

On April 1, 2004, Travelers Property Casualty Corp. (Travelers) completed its previously announced merger into The St. Paul Companies, Inc. (St. Paul), forming The St. Paul Travelers Companies, Inc. (St. Paul Travelers).  Each share of Travelers class A and class B common stock was exchanged for 0.4334 of a share of St. Paul Travelers common stock, and the Travelers treasury stock was cancelled.  The number of shares and per share amounts for all periods presented have been restated to reflect the equivalent number of shares resulting from the exchange of Travelers common stock for St. Paul Travelers common stock due to the merger on April 1, 2004.

For accounting purposes, this transaction was accounted for as a reverse acquisition with Travelers treated as the accounting acquirer.  Accordingly, the transaction was accounted for as a purchase business combination, using Travelers historical financial information and applying fair value estimates to the acquired assets, liabilities and commitments of St. Paul as of April 1, 2004.  Therefore, information for periods prior to the second quarter of 2004 reflects only the standalone results of Travelers for those periods.

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share amounts)	2004	2003	2004	2003
Operating income	$372	$442	$676	$1,212
Net realized investment losses	(32)	(16)	(24)	(5)
Net income	$340	$426	$652	$1,207

Basic earnings per share
Operating income	$0.56	$1.02	$1.14	$2.79
Net realized investment losses	(0.05)	(0.04)	(0.04)	(0.01)
Net income	$0.51	$0.98	$1.10	$2.78

Diluted earnings per share
Operating income	$0.54	$1.01	$1.13	$2.78
Net realized investment losses	(0.04)	(0.03)	(0.04)	(0.02)
Net income	$0.50	$0.98	$1.09	$2.76

Weighted average number of common shares outstanding (basic)	665.9	434.3	588.7	434.4
Weighted average number of common shares outstanding and common stock equivalents (diluted)	691.2	436.7	607.0	436.7
Common shares outstanding at period end	669.2	435.4	669.2	435.4

Common stock dividends declared	$147.1	$80.5	$374.6	$201.4

Operating income (loss) by segment
Commercial	$260	$328	$1,054	$829
Specialty	2	51	(864)	164
Personal	127	88	561	307
Asset Management	29	—	56	—
Interest Expense and Other	(46)	(25)	(131)	(88)
	$372	$442	$676	$1,212

Return on equity	6.7%	15.0%	4.9%	14.8%
Operating return on equity	7.5%	17.3%	5.3%	16.3%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2004	2003	2004	2003
Revenues
Premiums	$5,269	$3,149	$13,762	$9,228
Net investment income	667	458	1,928	1,370
Fee income	186	134	529	404
Asset management	132	—	253	—
Net realized investment losses	(49)	(23)	(36)	—
Other revenues	56	28	133	96
	$6,261	$3,746	$16,569	$11,098

Revenues by segment excluding net realized investment gains (losses)
Commercial	$2,933	$2,087	$8,216	$6,190
Specialty	1,686	339	3,627	1,008
Personal	1,553	1,342	4,500	3,898
Asset management	132	—	253	—
Interest Expense and Other	6	1	9	2
	$6,310	$3,769	$16,605	$11,098

Net written premiums
Commercial	$2,070	$1,708	$6,065	$5,036
Specialty	1,408	312	3,221	959
Personal	1,572	1,356	4,496	3,817
	$5,050	$3,376	$13,782	$9,812

GAAP combined ratios:(1)
Commercial(2)
Loss and loss adjustment expense ratio	77.3%	68.4%	70.4%	73.6%
Other underwriting expense ratio	28.1	25.2	28.0	25.0
Combined ratio	105.4%	93.6%	98.4%	98.6%

Specialty(2)
Loss and loss adjustment expense ratio	79.3%	53.9%	119.0%	52.5%
Other underwriting expense ratio	31.2	36.5	33.0	36.3
Combined ratio	110.5%	90.4%	152.0%	88.8%

Personal
Loss and loss adjustment expense ratio	69.5%	73.7%	63.6%	72.1%
Other underwriting expense ratio	24.5	23.6	24.5	23.3
Combined ratio	94.0%	97.3%	88.1%	95.4%

Total Company(2)
Loss and loss adjustment expense ratio	75.8%	69.1%	79.9%	71.0%
Other underwriting expense ratio	28.0	25.6	28.1	25.4
Combined ratio	103.8%	94.7%	108.0%	96.4%

(1)                                  For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2)                                  Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended September 30,		Nine months ended September 30,
($ in millions; after tax except as noted)	2004	2003	2004	2003
Reconciliation of underwriting gain (loss) to net income

Pre-tax underwriting gain (loss)	$(240)	$135	$(1,193)	$271
Tax benefit (expense) on underwriting results	85	(30)	409	(89)
Underwriting gain (loss)	(155)	105	(784)	182
Net investment income	514	347	1,458	1,036
Asset management income	37	—	71	—
Other, including interest expense and minority interest	(24)	(10)	(69)	(6)
Consolidated operating income	372	442	676	1,212
Net realized investment losses	(32)	(16)	(24)	(5)
Net income	$340	$426	$652	$1,207

See Glossary of Financial Measures and the statistical supplement for additional financial data.

Contacts

Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Maria Olivo	Marc Parr
651.310.3846, or	860.277.8330, or	860.277.0779
Joan Palm	Chuck Chamberlain
651.310.2685, or	860.954.3134
Marlene Ibsen
860.277.9039

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